Exhibit 10.36

AMENDMENT
TO
ARTICLE 7. WARRANTY OF EXCLUSIVE DISTRIBUTION AGREEMENT
BETWEEN
FSI INTERNATIONAL, INC.
And
mFSI
Effective 16 April 1999

System Orders Placed After 16 April, 1999 and Before 25 April, 2003

     Warranty period is 2 years from customer acceptance but not to exceed 2 years +12 weeks form the date of shipment from mFSI to the end user.

System Orders Placed After April 24, 2003

     Warranty period is 15 months from the date of shipment from FSI, provided, however, that in the case that there is a localization effort in Japan and that it is so indicated on the purchase order, an additional 2 months period will be added to such 15 months; namely the warranty period would be 17 months.

     If shipment or customer acceptance is delayed due to FSI quality problem, hardware problem, software problem, process problem, etc. and provided that an RFA is submitted to FSI Technical Support Department and the FSI Escalation Procedure is followed, mFSI may request the warranty period be extended by the amount of time equal to the delay. In the event that FSI Technical Support does not agree to extend the warranty period, mFSI may escalate the request to FSI senior management. Such extended warranty period should be agreed upon by FSI and mFSI in good faith.

     An additional 12 months of parts warranty may be purchased for 3% of the system price if purchased with the system order. This does not apply to the spares, tool kits, consumables or other items.

Spares Warranty

     Warranty period of the spares purchased by mFSI from FSI shall be (a) 1 year from the date of shipment from mFSI for the orders placed after 16 April, 1999 and before 25 April, 2003, or (b) 1 year from the date of shipment from FSI for those placed after 24 April, 2003, provided, however that if any critical or fatal damage made by FSI would be unexpectedly found the extension of such warranty period shall be discussed in good faith between FSI and mFSI.

/s/ D. Scott Becker	/s/T. Kawagishi

D. Scott Becker Product Management Surface Conditioning Division	T.Kawagishi, General Manager, Corporate Planning, Account Sales & Customer Satisfaction Department